     THE INFORMATION BELOW MARKED * AND [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                LICENSE AGREEMENT


                             DATED DECEMBER 31, 1996


                                     BETWEEN


                                PROGENITOR, INC.


                                       AND


                                   AMGEN INC.

                                TABLE OF CONTENTS

SECTION                                                                     PAGE

ARTICLE 1 - DEFINITIONS

1.1    Active Component. . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.2    Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.3    Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.4    Combined Product. . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.5    Confidential Information. . . . . . . . . . . . . . . . . . . . . .    2
1.6    Controls/Controlled . . . . . . . . . . . . . . . . . . . . . . . .    2
1.7    Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.8    Effective Date. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.9    FDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.10   Field of Use. . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.11   First Commercial Sale . . . . . . . . . . . . . . . . . . . . . . .    2
1.12   Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.13   GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.14   IND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.15   Licensed Patents. . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.16   Licensed Product(s) . . . . . . . . . . . . . . . . . . . . . . . .    3
1.17   Net Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.18   New Product . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.19   Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.20   Patent Right. . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.21   Person. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.22   Phase III Licensing Trial . . . . . . . . . . . . . . . . . . . . .    3
1.23   Product . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.24   Progenitor Ancillary Patents. . . . . . . . . . . . . . . . . . . .    4
1.25   Progenitor Receptor Patents . . . . . . . . . . . . . . . . . . . .    4
1.26   Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.27   Third Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.28   Third Party Royalties . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Progenitor. . . . . . . . . . . .    4
2.2    Representations and Warranties of Amgen . . . . . . . . . . . . . .    5

ARTICLE 3 - LICENSE GRANT

3.1    Technology Ownership. . . . . . . . . . . . . . . . . . . . . . . .    5
3.2    License Grant . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
3.3    Retained Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE 4 - DEVELOPMENT AND COMMERCIALIZATION

4.1    Development . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
4.2    Commercialization . . . . . . . . . . . . . . . . . . . . . . . . .    7
4.3    Annual Statement. . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 5 - CONSIDERATION

5.1    License Fee and Equity Purchases. . . . . . . . . . . . . . . . . .    7
5.2    License Maintenance Fee . . . . . . . . . . . . . . . . . . . . . .    7
5.3    Milestones. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
5.4    Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
5.5    Credits Against Royalties and Milestone Payments. . . . . . . . . .   10
5.6    Payment of Royalties. . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE 6 - RECORDS; AUDIT

6.1    Record Retention. . . . . . . . . . . . . . . . . . . . . . . . . .   11
6.2    Royalty Audit . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
6.3    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE 7 - PATENTS

7.1    Patent Prosecution. . . . . . . . . . . . . . . . . . . . . . . . .   12
7.2    Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
7.3    Third Party Claims. . . . . . . . . . . . . . . . . . . . . . . . .   13
7.4    Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE 8 - CONFIDENTIALITY

8.1    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .   14
8.2    This Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .   15
8.3    Authorized Disclosure . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE 9 - INDEMNIFICATION

9.1    Indemnification by Amgen. . . . . . . . . . . . . . . . . . . . . .   15
9.2    Indemnification by Progenitor . . . . . . . . . . . . . . . . . . .   16
9.3    Indemnification Procedure . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 10 - TERMINATION

10.1   Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
10.2   Discontinuation of Development. . . . . . . . . . . . . . . . . . .   16
10.3   Termination of Licenses . . . . . . . . . . . . . . . . . . . . . .   16
10.4   Termination for Default . . . . . . . . . . . . . . . . . . . . . .   16

10.5   Insolvency or Bankruptcy. . . . . . . . . . . . . . . . . . . . . .   17
10.6   Accrued Rights, Surviving Obligations . . . . . . . . . . . . . . .   18

ARTICLE 11 - MISCELLANEOUS PROVISIONS

11.1   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
11.2   Further Actions . . . . . . . . . . . . . . . . . . . . . . . . . .   18
11.3   Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
11.4   Public Announcements. . . . . . . . . . . . . . . . . . . . . . . .   18
11.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
11.6   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
11.7   Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
11.8   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
11.9   Descriptive Headings. . . . . . . . . . . . . . . . . . . . . . . .   19
11.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
11.11  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
11.12  Entire Agreement of the Parties . . . . . . . . . . . . . . . . . .   20
11.13  Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . . .   20
11.14  Independent Contractors . . . . . . . . . . . . . . . . . . . . . .   20
11.15  Use of Name . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
11.16  Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

EXHIBITS

Exhibit A   Progenitor Receptor Patents

                                LICENSE AGREEMENT

       LICENSE AGREEMENT (this "Agreement") dated December 31, 1996 by and between Progenitor, Inc., a Delaware corporation with principal offices located at 1507 Chambers Road, Columbus, Ohio 43212 ("Progenitor") and Amgen Inc., a Delaware corporation with principal offices located at Amgen Center, 1840 DeHavilland Drive, Thousand Oaks, California 91320 ("Amgen").


                              W I T N E S S E T H:

       WHEREAS, Progenitor has filed certain patent applications relating to the leptin receptor including patent applications describing the receptor itself, antibody to the receptor and methods and uses relating thereto.

       WHEREAS, Amgen is engaged in the research, development and commercialization of human pharmaceutical products.

       WHEREAS, Progenitor has agreed to license to Amgen the Progenitor leptin receptor patent applications and patents issuing therefrom for human pharmaceutical uses under the terms and conditions set forth herein.

       NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

1.1 "ACTIVE COMPONENT" shall mean any proprietary substance or device (other than a Product) which performs an identifiable therapeutic, prophylactic, diagnostic or delivery function in combination with a Product.

1.2 "AFFILIATE" shall mean a Person or entity that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with the Person or entity specified. For the purposes of this definition, control shall mean the direct or indirect ownership of at least fifty percent (50%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest.

1.3    "AGREEMENT" shall mean this Agreement.

1.4 "COMBINED PRODUCT" shall mean any product made, used or sold by or on behalf of Amgen, its Affiliates and/or its sublicensees which consists of a Product in combination with one or more Active Components.

1.5 "CONFIDENTIAL INFORMATION" shall mean information, which, if written, is marked confidential by the disclosing Party or, if oral, is reduced to writing and marked confidential by the disclosing Party, within thirty (30) days of the oral disclosure.

1.6 "CONTROLS" or "CONTROLLED" shall mean possession of the ability to grant licenses or sublicenses without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.7 "DEFAULT" shall mean with respect to either Party (i) that any representation or warranty of such Party set forth herein shall have been untrue in any material respect when made and/or (ii) such Party shall have failed to perform any material obligation set forth herein within sixty (60) days after receipt of written notice from the other Party specifying in detail the material obligation which has not been performed and requesting that the failure to perform be remedied within sixty (60) days.

1.8    "EFFECTIVE DATE" shall mean the date first written above.

1.9 "FDA" shall mean the Federal Food and Drug Administration of the United States Department of Health and Human Services and successor agencies.

1.10 "FIELD OF USE" shall mean all human therapeutic, prophylactic and diagnostic uses of Licensed Products. Without limiting the foregoing, the Field of Use will specifically include all human therapeutic, diagnostic and prophylactic uses of both proteins and DNAs encoding Licensed Products.

1.11 "FIRST COMMERCIAL SALE" shall mean the initial transfer of a Licensed Product to a Third Party in exchange for cash or some equivalent to which value can be assigned for purposes of determining Net Sales.

1.12 "FORCE MAJEURE" shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, breakdown of plant, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any injunction, law order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative or any such government, inability to procure or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

1.13 "GAAP" shall mean United States generally accepted accounting principles consistently applied.

1.14 "IND" shall mean an Investigational New Drug application filed with the FDA.

1.15 "LICENSED PATENTS" shall mean the Progenitor Receptor Patents and Progenitor Ancillary Patents.

1.16   "LICENSED PRODUCT(S)" shall mean Products and Combined Products.

1.17 "NET SALES" shall mean all revenues recognized in accordance with GAAP from the sale or other disposition of a Licensed Product by Amgen, an Affiliate or a sublicensee of Amgen to Third Parties, less returns and allowances (actually paid or allowed, including, but not limited to, prompt payment and volume discounts, chargebacks from wholesalers and other allowances granted to customers or wholesalers of products, whether in cash or trade), freight, shipping, packing, freight and shipping insurance, rebates, and sales and other taxes based on sales prices when included in gross sales, but not including taxes when assessed on income derived from such sales.

1.18 "NEW PRODUCT" shall mean a Product (i) which requires a Phase III Licensing Trial in the United States, United Kingdom, France, Italy, Germany or Japan in order to obtain marketing approval, (ii) which is chemically distinct from all other Products which have been approved for marketing in the United States, United Kingdom, France, Italy, Germany and Japan, (iii) which has a different mode of action or biological activity from all other Products which have been approved for marketing in the United States, United Kingdom, France, Italy, Germany and Japan, and (iv) which is being developed for an indication for which no other Product is approved for marketing in the United States, United Kingdom, France, Italy, Germany or Japan. A Combined Product will contain a New Product only if the Product component of the Combined Product meets the definition of New Product set forth in this Section 1.18.

1.19 "PARTY" shall mean Amgen or Progenitor, as the case may be, and "PARTIES" shall mean Amgen and Progenitor collectively.

1.20 "PATENT RIGHT" shall mean patent applications, patents issuing thereon and any extensions or restorations by existing or future extension or restoration mechanisms, including without limitation Supplementary Protection Certificates or the equivalent thereof, renewals, continuations, continuations-in-part, divisions, patents-of-addition, and/or reissues of any patent.

1.21 "PERSON" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

1.22 "PHASE III LICENSING TRIAL" shall mean a clinical trial which, if the defined end-points are met, is intended by Amgen as of the start of such trial to be a pivotal clinical trial that would constitute sufficient basis for receipt of marketing approval in the United States, United Kingdom, France, Germany, Italy or Japan, as the case may be.

1.23 "PRODUCT" shall mean a Patented Product and/or a Patent Pending Product as defined in Sections 5.4(a) and (b), respectively.

1.24 "PROGENITOR ANCILLARY PATENTS" shall mean any and all Patent Rights owned or Controlled by Progenitor during the term of this Agreement which are necessary or useful to make, use, sell, offer for sale or import Licensed Products. Notwithstanding the foregoing, Progenitor Ancillary Patents will not include any Patent Rights owned or Controlled by Progenitor that are directed solely to uses of leptin protein.

1.25 "PROGENITOR RECEPTOR PATENTS" shall mean the Patent Rights owned or Controlled by Progenitor relating to the leptin receptor and antibodies to the leptin receptor. The Progenitor Receptor Patents are listed on Exhibit A hereto.

1.26 "ROYALTIES" shall mean those royalties payable by Amgen to Progenitor pursuant to Article 5 of this Agreement.

1.27   "THIRD PARTY" shall mean any Person other than Progenitor and Amgen.

1.28 "THIRD PARTY ROYALTIES" shall mean royalties payable by Amgen, an Affiliate or sublicensee of Amgen to a Third Party (or multiple Third Parties) to make, use, sell, offer to sell or import Licensed Products.


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

2.1    REPRESENTATIONS AND WARRANTIES OF PROGENITOR.

     (a) CORPORATE POWER. As of the Effective Date, Progenitor is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

     (b) DUE AUTHORIZATION. As of the Effective Date, Progenitor is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Progenitor's behalf has been duly authorized to do so by all requisite corporate action.

     (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon Progenitor and enforceable in accordance with its terms. As of the

Effective Date, the execution, delivery and performance of this Agreement by Progenitor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     (d) GRANT OF RIGHTS. Progenitor has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to Amgen hereunder.

     (e) VALIDITY. As of the Effective Date, Progenitor is aware of no action, suit or inquiry or investigation instituted by any United States federal or state governmental agency which questions or threatens the validity of this Agreement or the Progenitor Receptor Patents.

     (f) PROGENITOR RECEPTOR PATENTS. As of the Effective Date, the Patent Rights listed on Exhibit A hereto include all Patents Rights owned or Controlled by Progenitor which claim or describe the leptin receptor and/or antibodies to the leptin receptor.

2.2  REPRESENTATIONS AND WARRANTIES OF AMGEN.

     (a) CORPORATE POWER. As of the Effective Date, Amgen is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

     (b) DUE AUTHORIZATION. As of the Effective Date, Amgen is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Amgen's behalf has been duly authorized to do so by all requisite corporate action.

     (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon Amgen, and enforceable in accordance with its terms. As of the Effective Date, the execution, delivery and performance of this Agreement by Amgen does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     (d) VALIDITY. As of the Effective Date, Amgen is aware of no action, suit or inquiry or investigation instituted by any United States federal or state governmental agency which questions or threatens the validity of this Agreement.

                                    ARTICLE 3

                                  LICENSE GRANT

3.1 TECHNOLOGY OWNERSHIP. Progenitor shall retain sole right and title, subject only to the licenses granted to Amgen in Section 3.2, to the Licensed Patents.

3.2  LICENSE GRANT.

     (a) PROGENITOR RECEPTOR PATENTS. Subject to Section 3.3, Progenitor hereby grants to Amgen and its Affiliates an exclusive worldwide license, with the right to grant sublicenses, under the Progenitor Receptor Patents to make, use, sell, offer for sale and import Licensed Products in the Field of Use.

     (b) PROGENITOR ANCILLARY PATENTS. Progenitor hereby grants to Amgen and its Affiliates a non-exclusive worldwide license, with the right to grant sublicenses, under the Progenitor Ancillary Patents to make, use, sell, offer for sale and import Licensed Products in the Field of Use.

     (c) SUBLICENSES. Amgen will provide Progenitor with copies of all sublicense agreements entered into by Amgen and/or its Affiliates which grant sublicenses under the Licensed Patents ("Sublicense Agreements"). Amgen may redact or delete the provisions in each Sublicense Agreement which, in Amgen's judgment, disclose information which is confidential or proprietary to Amgen and/or its Affiliates. Amgen will provide Progenitor with copies of each Sublicense Agreement within sixty (60) days after the execution date of such Sublicense Agreement.

3.3  RETAINED RIGHTS.

     (a) EXCLUSIVE RIGHTS. Progenitor and its Affiliates will retain an exclusive right, with the right to grant licenses, under the Progenitor Receptor Patents to make, use, sell, offer for sale and import Licensed Products for the following uses (i) any ex vivo uses of Licensed Products for ligand and small molecule drug screening, (ii) any ex vivo uses of Licensed Products for cell sorting, (iii) any anti-sense uses of Licensed Products for human therapeutic, prophylactic and/or diagnostic applications, and (iv) any in vivo human therapeutic, prophylactic and/or diagnostic applications of antibodies to the leptin receptor (collectively, the "Progenitor Retained Rights").

     (b) NON-EXCLUSIVE RIGHTS. Progenitor and its Affiliates shall retain (i) a non-exclusive right, with the right to grant licenses, to make, use, sell, offer for sale and import Licensed Products for human diagnostic uses, the exercise of such license to be limited to use only to the extent necessary for Progenitor to develop and commercialize products under the Progenitor Retained Rights, and (ii) a non-exclusive right, with no right to grant licenses, under the Progenitor Receptor Patents in the Field of Use for internal research and development purposes only.

                                    ARTICLE 4

                        DEVELOPMENT AND COMMERCIALIZATION

4.1 DEVELOPMENT. Amgen, in its sole discretion, will make all decisions relating to the development of Licensed Products including, but not limited to, all decisions relating to the research, pre-clinical development and clinical development of Licensed Products.

4.2 COMMERCIALIZATION. Amgen, in its sole discretion, will make all decisions relating to the commercialization of Licensed Products including, but not limited to, all decisions relating to the promotion, advertising, marketing and pricing of Licensed Products.

4.3 ANNUAL STATEMENT. On an annual basis, for so long as Amgen is continuing development and commercialization activities with respect to Licensed Products, Amgen will provide Progenitor with a written statement confirming that such activities are on-going (the "Annual Statement"). The Annual Statement will be limited to a recitation by Amgen that Amgen is continuing development and commercialization activities with respect to Licensed Products. Under no circumstances will Amgen be obligated to provide Progenitor with reports describing Amgen's progress in development of Licensed Products, describe in any way the status of any Licensed Product development programs or provide any data collected in the conduct of Amgen's development programs for Licensed Products to Progenitor.


                                    ARTICLE 5

                                  CONSIDERATION

5.1  LICENSE FEE AND EQUITY PURCHASES.

     (a) FEE. In consideration for the licenses to the Licensed Patents granted by Progenitor to Amgen and its Affiliates herein, on the business day immediately following the Effective Date, Amgen shall pay to Progenitor a license fee equal to five hundred thousand dollars ($500,000).

     (b) EQUITY PURCHASE. Amgen and Progenitor have entered into a Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") contemplating an investment by Amgen in Progenitor in the amount of five million five hundred thousand dollars ($5,500,000) by means of the purchase of Common Stock.

5.2 LICENSE MAINTENANCE FEE. If, on or before the [***] of the Effective Date, Amgen shall not have filed an IND or initiated human clinical trials with respect to at least one Licensed Product, Amgen will, within thirty
(30) days
after the [***] of the Effective Date, pay to Progenitor a one-time license maintenance fee equal to [***] .

5.3 MILESTONES. In consideration for the licenses to the Licensed Patents granted by Progenitor to Amgen and its Affiliates herein, within thirty (30) days after the first occurrence of each of the following events, Amgen will make the following milestone payments ("Milestone Payments") to Progenitor:






                    [* * *]









5.4  ROYALTIES.

     (a) PATENTED PRODUCTS. Amgen will pay to Progenitor a Royalty on cumulative annual worldwide Net Sales by Amgen, its Affiliates and sublicensees of products, the making, using, selling or importing of which would, but for the licenses to the Licensed Patents granted to Amgen by Progenitor herein, infringe one or more valid, issued claims included within the Licensed Receptor Patents in the country of sale ("Patented Products") as set forth below.

     - Net Sales of less than or equal to [***][***] of Net Sales

     - Net Sales greater than [***][***] of Net Sales

     (b) PATENT PENDING PRODUCTS. Amgen will pay to Progenitor a Royalty on cumulative annual worldwide Net Sales by Amgen, its Affiliates and sublicensees of products the making, using, selling or importing of which would, but for the licenses to the Licensed Patents granted to Amgen by Progenitor herein and assuming such pending claims were to be validly issued, infringe one or more valid, issued claims included within the Licensed Receptor Patents in the country of sale ("Patent Pending Products") as set forth below.

     - Net Sales of less than or equal to [***][***] of Net Sales

     - Net Sales greater than [***][***] of Net Sales

     (c) COMBINED PRODUCTS. Amgen will pay to Progenitor a Royalty on cumulative annual worldwide Net Sales by Amgen, its Affiliates and sublicensees of Combined Products incorporating Patented Products or Patent Pending Products as set forth below.

          A. In the event each of the Active Components and the Product are sold separately, the Royalty on sales of Combined Products shall be equal to [***]

          - [***]

          - [***]

          B. In the event one or more of the components of a Combined Product are not sold separately, the Royalty shall be equal to [***]

          - [***]

          [***]

          - [***]

     (d)  PRODUCT BY PRODUCT.  Royalties shall be payable pursuant to this
Section 5.4 on a Licensed Product by Licensed Product basis, and shall be imposed only once with respect to any sale of the same unit of Licensed Product.

     (e) TERMINATION. Amgen's obligation to pay Royalties to Progenitor on Patented Products will expire on a Licensed Product by Licensed Product and country by country basis upon the expiration of the last to expire of the Licensed Receptor Patents claiming a Licensed Product in a given country. Amgen's obligation to pay Royalties to Progenitor on Patent Pending Products will expire on a Licensed Product by Licensed Product and country by country basis upon the fifth anniversary of the First Commercial Sale of the Licensed Product in a given country.

5.5  CREDITS AGAINST ROYALTIES AND MILESTONE PAYMENTS.

     (a) THIRD PARTY ROYALTY REDUCTION. In the event Amgen shall be obligated to pay a Third Party Royalty on sales of a Licensed Product, [***] of such royalty actually paid shall be creditable by Amgen against Royalties payable to Progenitor on sales of that Licensed Product.

     (b) LICENSE MAINTENANCE FEE. In the event Amgen shall pay to Progenitor a license maintenance fee in accordance with Section 5.2, that fee shall be creditable against Milestone Payments thereafter payable by Amgen to Progenitor hereunder.

     (c) PATENT EXPENSES. Amgen shall be entitled to credit all costs, expenses, fees, settlements and the like actually paid by Amgen in the enforcement and defense of the Licensed Receptor Patents as set forth in Article 7 against Royalties and Milestone Payments payable to Progenitor hereunder.

     (d) LIMITATION. In no event will Amgen reduce any Royalty or Milestone Payment to Progenitor hereunder by more than [***] by reason of the credits provided for in this Section 5.5.

5.6  PAYMENT OF ROYALTIES.

     (a) STATEMENTS. Amgen shall deliver to Progenitor within sixty (60) days after the end of each calendar quarter, a statement setting forth the Net Sales of Licensed Products during the previous quarter and the Royalty due hereunder. The statement shall be accompanied by a remittance of the Royalty due for such quarter. Net Sales and Royalty computations contained in any such statement shall be certified by Amgen as accurate to the best of its ability consistent with Amgen standard practices in performing such computations.

     (b) CURRENCY. If Net Sales are in a currency other than United States Dollars, the Net Sales for the purpose of calculating payments hereunder shall be determined in the applicable foreign currency and then converted into its equivalent in United States Dollars at the average rate of exchange for buying funds as published by the Wall Street Journal for the corresponding calendar quarter.

     (c) LEGAL RESTRICTIONS. If at any time legal restrictions prevent the prompt remittance by Amgen of all or any part of Royalties on Net Sales of Licensed Products in any country, Amgen shall have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of Progenitor in a bank or other depository in such country. Amgen will consult with Progenitor and promptly notify Progenitor of any such arrangements.

     (d) TAXES. All taxes levied on account of Royalties accruing under this Agreement shall be paid by Progenitor. If laws or regulations require withholding of taxes from any payment to Progenitor, the taxes will be deducted by Amgen from remittable Royalty to Progenitor and will be paid by Amgen to the proper taxing authority. Amgen will furnish Progenitor with the original copies of all official receipts for such taxes. In the event of any such withholding, the Parties agree to confer regarding other measures to minimize such withholding.


                                    ARTICLE 6

                                 RECORDS; AUDIT

6.1 RECORD RETENTION. Amgen shall keep complete and accurate records in sufficient detail to permit Progenitor to confirm the accuracy of calculations of all payments hereunder. Such records shall be retained by Amgen for no less than a four (4) year period following the year in which any such payments were made hereunder.

6.2 ROYALTY AUDIT. Once per calendar year, Progenitor shall have the option to engage at its own expense, an independent certified public accountant reasonably acceptable to Amgen, to examine, in confidence, such Amgen records as may be necessary to determine, with respect to any calendar year, the correctness of any payment of Royalties hereunder. The report of such accountant shall be limited to a certificate verifying any report made or payment submitted by Amgen during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. All information contained in any such certificate shall be deemed to be Amgen Confidential Information hereunder. If any audit performed under this

Section 6.2 shall indicate that any payment due hereunder was underpaid, Amgen shall pay to Progenitor the amount of any underpayment promptly. If any audit performed under this Section 6.2 shall indicate that any payment hereunder was in error to Progenitor's detriment by more than [***], Amgen shall pay the cost of the audit.

6.3 SURVIVAL. This Article 6 shall survive any termination of this Agreement for a period of four (4) years.


                                    ARTICLE 7

                                     PATENTS

7.1  PATENT PROSECUTION.

     (a) COUNSEL. During the term of this Agreement, Progenitor will retain outside counsel, reasonably acceptable to Amgen, to prosecute and maintain the Progenitor Receptor Patents in the major market countries. Progenitor will keep Amgen fully informed on the progress and status of prosecution of the Progenitor Receptor Patents.

     (b) CORRESPONDENCE AND FILINGS. Progenitor will provide Amgen with copies of all Progenitor filings with and correspondence submitted to the United States Patent and Trademark Office and comparable foreign offices which relate to the Progenitor Receptor Patents and will provide Amgen with a reasonable opportunity to comment on all such correspondence and filings prior to submission. Progenitor will consider Amgen's comments relating to such filings and correspondence and, where appropriate, incorporate such comments, but the final decision with respect to content of Progenitor's filings and correspondence shall be at Progenitor's option and discretion. Upon receipt by Progenitor, Progenitor will promptly provide Amgen with copies of all correspondence from the United States Patent and Trademark Office and comparable foreign offices which relate to the Progenitor Receptor Patents.

     (c) EXPENSES. All expenses in connection with prosecution and maintenance of the Licensed Patents will be borne by Progenitor.

7.2  ENFORCEMENT.

     (a) NOTIFICATION OF INFRINGEMENT. If either Party learns of an infringement by a Third Party of a Patent Right included in the Licensed Patents in the Field of Use, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

     (b) ENFORCEMENT BY PROGENITOR. Progenitor shall have the first right to elect to enforce the Progenitor Receptor Patents in the Field of Use against Third

Parties worldwide. In the event Progenitor shall so elect, Progenitor shall determine the worldwide strategy and Amgen shall assist and cooperate with Progenitor in any such enforcement. Progenitor shall consult with Amgen and keep Amgen regularly advised of Progenitor's strategies, plans, progress and results of any such enforcement action. Progenitor shall bear all associated costs and expenses (including attorneys' fees). In the event damages or recoveries shall be awarded in such action, such amounts shall be applied first to reimburse Progenitor for any costs incurred in bringing such action. Remaining amounts will be paid to Amgen and treated as Net Sales in the year in which such amounts are received by Amgen for purposes of determination of Royalties payable by Amgen to Progenitor.

     (c) ENFORCEMENT BY AMGEN. In the event Progenitor elects not to enforce the Progenitor Receptor Patents against any Third Party in the Field of Use, Amgen shall have the right, but not the obligation, to elect to enforce the Licensed Receptor Patents against such Third Party worldwide in the Field of Use. In the event Amgen shall so elect, Amgen shall determine the worldwide strategy and Progenitor shall assist and cooperate with Amgen in any such enforcement. Amgen shall consult with Progenitor and keep Progenitor regularly advised of Amgen's strategies, plans, progress and results of any such enforcement action. Amgen shall bear all associated costs and expenses (including attorneys' fees). In the event damages or recoveries shall be awarded in such action, such amounts shall be applied first to reimburse Amgen for any costs incurred in bringing such action. Remaining amounts will be retained by Amgen and treated as Net Sales in the year in which such amounts are received by Amgen for purposes of determination of Royalties payable by Amgen to Progenitor.

7.3  THIRD PARTY CLAIMS.

     (a) DEFENSE BY AMGEN. Amgen (i) may, but shall not be obligated to, elect to defend the Licensed Receptor Patents against Third Party claims that the Licensed Receptor Patents in the Field of Use are invalid or unenforceable and
(ii) will defend any action naming Amgen or Amgen and Progenitor and claiming the infringement of any Third Party Patent Right through the making, using or selling of Licensed Products. Amgen shall consult with Progenitor and keep Progenitor regularly advised of Amgen's strategies, plans, progress and results of any such defense. Progenitor may, at its expense, select counsel of its choice to assist Amgen's counsel in connection with such defense and shall assist and cooperate with Amgen in any such defense. Amgen shall bear all associated costs and expenses (including attorneys' fees) and pay all damages and settlement amounts, PROVIDED, HOWEVER, that all costs and expenses actually incurred by Amgen in connection with Amgen's defense of the Licensed Patents and all damages and settlements actually paid by Amgen as a result thereof shall be creditable against Royalties and Milestone Payments payable by Amgen to Progenitor.

     (b) DEFENSE BY PROGENITOR. In the event Amgen does not elect to defend the Progenitor Receptor Patents as set forth in (a) above, Progenitor shall defend the Progenitor Receptor Patents and shall bear all associated costs and expenses

(including attorneys' fees) and pay all damages and settlement amounts. Progenitor shall consult with Amgen and keep Amgen regularly advised of Progenitor's strategies, plans, progress and results of any such defense.

     (c) ACTIONS TO THE DETRIMENT OF LICENSED PATENTS. (i) Amgen will not enter into any settlement action or agree to any settlement arrangement that may negatively impact the Licensed Patents without the express prior written consent of Progenitor, such consent not to be unreasonably withheld. A settlement action or arrangement which provides for the payment of royalties to a Third Party but does not specifically address the validity or enforceability of the Licensed Patents shall not be deemed to negatively impact the Licensed Patents and may be entered into by Amgen at Amgen's discretion. (ii) Progenitor will not enter into any settlement action or agree to any settlement that may negatively impact the Licensed Patents in the Field of Use without the express prior written consent of Amgen, such consent not to be unreasonably withheld.

7.4  NOTICE.  Each Party will promptly notify the other upon becoming aware of
(i) any Third Party claim or action against Progenitor and/or Amgen for infringement of Third Party Patent Rights through the making, using, selling or importing of Licensed Products, (ii) any Third Party claim or action against Progenitor for infringement of Third Party Patent Rights through the making, using, selling or importing of products under the Licensed Patents, or (iii) any Third Party infringement of the Licensed Patents.


                                    ARTICLE 8

                                 CONFIDENTIALITY

8.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree to keep confidential and not publish or otherwise disclose or use for any purpose, other than as provided for this Agreement, any Confidential Information except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

     (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

     (d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

     (e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

8.2 THIS AGREEMENT. The Parties agree that the material terms of the Agreement shall be considered Confidential Information of both Parties. The Parties will consult with one another and agree on the provisions of the Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law or regulation. Notwithstanding the foregoing, each Party shall have the right to disclose in confidence the material terms of the Agreement to parties retained by such Party to perform legal, accounting or similar services and who have a need to know such terms in order to provide such services.

8.3 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following:

     (a)  filing or prosecuting the Licensed Patents;

     (b)  regulatory filings;

     (c)  prosecuting or defending litigation;

     (d)  complying with applicable regulations of governmental authorities;

     (e)  conducting pre-clinical or clinical trials of Licensed Products; and

     (f)  medical education, marketing and sales of Licensed Products.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 8.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.


                                    ARTICLE 9

                                 INDEMNIFICATION

9.1 INDEMNIFICATION BY AMGEN. Amgen shall indemnify and hold Progenitor harmless from any claims of any nature, other than claims by Third Parties relating to patent infringement, arising out of the research, development, marketing and/or sale of Licensed Products by, on behalf of, or under the authority of Amgen. Notwithstanding the foregoing, Progenitor shall not be entitled to indemnification under this Section 9.1 against any liability, damage, cost (including reasonable attorneys' fees) or expense arising out of Progenitor's negligence or misconduct.

9.2 INDEMNIFICATION BY PROGENITOR. Progenitor shall indemnify and hold Amgen harmless from claims of any nature arising out of the making, using, selling or importing of products claimed in the Licensed Patents by, on behalf of, or under the authority of Progenitor. Notwithstanding the foregoing, Amgen shall not be entitled to indemnification under this Section 9.2 against any liability, damage, cost (including reasonable attorneys' fees) or expense arising out of Amgen's negligence or misconduct.

9.3 INDEMNIFICATION PROCEDURE. In the event that either Party shall receive notice of a claim for which indemnification may be sought under Section 9.1 or
9.2 above, such Party shall promptly inform the indemnifying Party and the indemnifying Party shall decide how to respond to the claim and how to handle the claim in an efficient manner.


                                   ARTICLE 10

                                   TERMINATION

10.1 TERM. The Agreement will terminate upon the expiration of the last to expire of the Licensed Patents worldwide.

10.2 DISCONTINUATION OF DEVELOPMENT. In the event Amgen shall at any time elect to discontinue all development and commercialization activities relating to Licensed Products, Amgen will notify Progenitor in writing of such election and upon Progenitor's receipt of such notification, this Agreement will terminate and all licenses under the Licensed Patents granted to Amgen and its Affiliates hereunder will revert to Progenitor.

10.3 TERMINATION OF LICENSES. Amgen shall have the right, at any time, upon [***], to terminate, in whole or in part, any of the licenses under the Licensed Patents granted to Amgen and its Affiliates hereunder. Upon Amgen's termination of all licenses under the Licensed Patents granted to Amgen and its Affiliates hereunder all such licenses will revert to Progenitor and this Agreement will terminate.

10.4  TERMINATION FOR DEFAULT.

      (a) AMGEN. Upon the Default by Amgen under this Agreement, Progenitor may terminate this Agreement by written notice to Amgen and upon Amgen's receipt of such notice, all licenses under the Licensed Patents granted to Amgen and its Affiliates hereunder will revert to Progenitor.

      (b) PROGENITOR. Upon the Default by Progenitor under this Agreement, Amgen shall be relieved of its obligations to pay Royalties and Milestone Payments to Progenitor hereunder for any events occurring during the period in which the Default shall remain uncured.

10.5  INSOLVENCY OR BANKRUPTCY.

      (a) INSOLVENT PARTY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part, by written notice to the other Party (the "Insolvent Party") in the event the Insolvent Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Insolvent Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the Insolvent Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the Insolvent Party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

      (b) RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by Progenitor are, and shall otherwise be deemed to be, for purposes of Section 365 (n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensor and licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the United States Bankruptcy Code, the Party hereto which is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in the their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of their obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by any non-subject Party.

      (c) LICENSES UPON BANKRUPTCY. Upon the termination of this Agreement by Progenitor pursuant to this Section 10.5, all of the Parties' rights and obligations set forth in this Agreement will terminate and all licenses under the Licensed Patents granted to Amgen and its Affiliates hereunder will revert to Progenitor. Upon the termination of this Agreement by Amgen pursuant to this Section 10.5,
(i) Amgen will retain all licenses to the Licensed Patents granted to Amgen and its Affiliates hereunder, subject to the payment by Amgen to Progenitor of all fees, Milestone Payments and Royalties as set forth in Article 5, and (ii) except as set forth in (i) above, all of the Parties' rights and obligations set forth in this Agreement shall terminate.

10.6 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations accrued under Articles 8 and 9.


                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

11.1 ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.1 shall be void.

11.2 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

11.3 FORCE MAJEURE. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, PROVIDED, HOWEVER, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.

11.4 PUBLIC ANNOUNCEMENTS. If either Party desires to, or is required by law to, make a public announcement concerning this Agreement, the Licensed Patents and/or Licensed Products, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval. The Parties agree to make no public announcement regarding this

Agreement other than those required by law. The text of all public announcements regarding this Agreement shall be mutually agreed by the Parties, PROVIDED, HOWEVER, that neither Party shall be prohibited from making any announcements required by law so long as the other Party shall have had an opportunity to comment on the text of such announcement.

11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice, PROVIDED, HOWEVER, that notices of a change of address shall be effective only upon receipt thereof):

          If to Amgen, addressed to:

          Amgen Inc.
          Amgen Center
          1840 DeHavilland Drive
          Thousand Oaks, California 91320
          Attention:  Secretary
          With a copy to:  Vice President, Product Licensing
          Facsimile:  (805) 499-8011


          If to Progenitor, addressed to:

          Progenitor, Inc.
          1507 Chambers Road
          Columbus, Ohio 43212-1566
          Attention:  Vice President, Corporate Development
          With a copy to:  Chief Executive Officer
          Facsimile:  (614) 488-0404


11.6 AMENDMENT. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.7 WAIVER. No provision of the Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

11.9 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.10 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California and the Parties hereby submit to the exclusive jurisdiction of the California courts, both state and federal.

11.11 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.12 ENTIRE AGREEMENT OF THE PARTIES. This Agreement and the Stock Purchase Agreement of even date herewith will constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter thereof.

11.13 DISPUTE RESOLUTION. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith. In the event the Parties shall be unable to resolve any such dispute, the matter shall be referred to the Chief Executive Officer of Amgen and the Chief Executive Officer of Progenitor for further review and resolution. If after such efforts, the Parties are unable to resolve such dispute, a Party may seek any remedy available under applicable law.

11.14 INDEPENDENT CONTRACTORS. The relationship between Amgen and Progenitor created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

11.15 USE OF NAME. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party including the names "Amgen" and "Progenitor" without the prior written consent of the owning Party.

11.16 DAMAGES. In no event shall either Party be responsible for any consequential damages incurred by the other Party in connection with this Agreement, including, without limitation, lost profits or opportunities or injury to

Person or property resulting from the termination of this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



AMGEN INC.





        /s/ George A. Vandeman
By:      George A. Vandeman
Title:  Senior Vice President,
         General Counsel and Secretary



PROGENITOR, INC.





        /s/ Douglass B. Given
By:      Douglass B. Given
Title:  President and
         Chief Executive Officer

                                   Exhibit "A"


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